[Mailgram]

          December 17, 1996

          Dear Conrail Shareholder:

          The Conrail Special Meeting is just six days away. YOUR VOTE WILL DETERMINE THE FUTURE VALUE OF YOUR INVESTMENT. Norfolk Southern's all-cash, all-shares offer, with prompt payment through a voting trust, is worth 23%* more than CSX's coercive deal and doesn't subject you to the substantial equity and regulatory risks of CSX's inferior deal (currently valued at about only $90* per share for the remaining Conrail shares).

          Remember: Institutional Shareholder Services ("ISS"), the nation's leading voting advisory service, has publicly stated that it is recommending to its clients that they vote AGAINST Conrail's Amendment Proposal and AGAINST its Adjournment Proposal.

          IT'S NOT TOO LATE TO PROTECT YOUR INVESTMENT

          To preserve your opportunity to receive the benefits of Norfolk Southern's superior offer, you must vote AGAINST Conrail's proposals today.

          Because time is short and your vote extremely important, we have established a method to enable you to vote by toll-free telephone. Please follow the simple instructions below.

          If you need any assistance with the last-minute voting of your shares, please call Georgeson & Company Inc, toll-free at 1-800-223-2064.

          Thank you for your support.

          Sincerely,

          NORFOLK SOUTHERN CORPORATION

          David R. Goode
          Chairman, President and
          Chief Executive Officer

          * Based on the closing price of CSX common stock on December 16, 1996.

          TOLL-FREE PROXYGRAM OPERATORS WHO ARE INDEPENDENT OF THE COMPANY ARE AVAILABLE TO ASSIST YOU NOW!!!

                                 INSTRUCTIONS

          1. Call Toll-Free 1-800-521-8454 between 8:00 a.m. and 12:00 midnight eastern time.

          2.   Tell the operator that you wish to send a collect
               ProxyGram to ID No. 4482, Norfolk Southern
               Corporation.

          3.   State your name, address and telephone number.

          4. State the bank or broker at which your shares are held and your control number as shown below:

                         Name:          <NA.1>
                         Broker:        <Broker>
                         Control Number:     <ControlNum>
                         Number of Shares:   <NumShares>